Exhibit 2.2

AMENDMENT NO. 1

TO THE

ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO THE ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of August 31, 2022, is entered into by and among Stran & Company, Inc., a Nevada corporation ("Buyer”), TREND PROMOTIONAL MARKETING CORPORATION, a Texas corporation (“Seller”), and Michael KRAUSER (“Stockholder”).

RECITALS

A. The Buyer, the Seller and the Stockholder have previously entered in that certain Asset Purchase Agreement, dated as of July 13, 2022 (the “Asset Purchase Agreement”).

B. The parties hereto desire to amend the Asset Purchase Agreement as set forth herein.

C. Pursuant to Section 7.2 of the Asset Purchase Agreement, the Asset Purchase Agreement may be amended by the Parties only by an instrument in writing signed on behalf of the Buyer, the Seller and the Stockholder.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendment.

The existing Section 1.6(d) of the Asset Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“(d) For purposes of this Agreement, “Gross Profit” shall mean (i) one hundred percent (100%) of the amount of revenues received from Qualifying Customers and (ii) fifty percent (50%) of the amount of revenues received from Affiliated Customers, less, in each case, expenses charged by any 3rd party (except Buyer and its affiliates) directly related to that job or account. Such expenses shall include but not be limited to cost of goods sold, decoration, setup fees, 3rd party warehousing and fulfillment charges, inbound and outbound shipping, duties/taxes, credit card fees and customer specific trade show and event costs. In addition, any in-house warehousing and fulfillment expenses will be included in the calculation of Gross Profit. For purposes of Gross Profit with respect to Affiliated Customers only, such expenses to be deducted from the calculation of Gross Profit shall also include all selling expenses. “Qualifying Customers” for purposes of this Section 1.6 shall mean (1) those existing customers set forth on Schedule 2.1(t) and (2) such additional customers as shall be mutually agreed upon by Buyer and Stockholder and “Affiliated Customers” for purposes of this Section 1.6 shall mean any customer that is referred to Seller by Buyer or which results solely from the efforts of Buyer, including without limitation any current customer of Buyer that Buyer has requested that the Stockholder manage; any customer that has a pre-existing relationship with Buyer because of Buyer’s previous dealings with an individual, a company or an organization; any customer which results from a referral from any current or past customer of Buyer or which results from any move by an individual from an existing customer to a new company; and any customer resulting from any qualified lead or opportunity developed solely by Buyer from any tradeshow, any lead generation tool such as Hubspot or any other direct marketing initiative where Buyer directly attracted such customer. Affiliated Customer for purposes of the Section 1.6 shall not include a customer with which Buyer has had a prior contract, a prior relationship, or that Buyer has played any part in soliciting or closing.”

2. Effect of Amendment. Except as amended as set forth above, the Asset Purchase Agreement shall continue in full force and effect. In the event of a conflict between the provisions of this Amendment and the Asset Purchase Agreement, this Amendment shall prevail and govern.

3. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

4. Governing Law; Venue. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the Commonwealth of Massachusetts without regard to conflict of law principles thereof. Any dispute shall be resolved in the state or federal courts located in the Commonwealth of Massachusetts. The provisions of this Section 4 shall survive the entry of any judgment, and will not merge, or be deemed to have merged, into any judgment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

BUYER:			SELLER:

STRAN & COMPANY, INC.			TREND PROMOTIONAL MARKETING CORPORATION d/b/a Trend Brand Solutions

By:	/s/ Andy Shape		By:	/s/ Michael Krauser
	Name:	Andy Shape		Name:	Michael Krauser
	Title:	Chief Executive Officer		Title:	President

Address: 2 Heritage Drive, Suite 600 Quincy, MA 02171			Address: Trend Brand Solutions, 23402 Snook Lane, Building D, Tomball, TX 77375
Attn: Andy Shape			Attention: Michael Krauser
Email: andyshape@stran.com			Email: mike@trendpromo.com

with a copy, which shall not constitute notice to Buyer, to:			with a copy, which shall not constitute notice to Seller, to:

BEVILACQUA PLLC			The Greenwood Law Firm, PLLC
1050 Connecticut Avenue, NW			Attn: Sean Greenwood
Suite 500			1415 North Loop West, Ste. 1250
Washington, DC 20036			Houston, TX 77008
Attention: Louis A. Bevilacqua, Esq.			Email: sean@gwoodlaw.com
Email: lou@bevilacquapllc.com

STOCKHOLDER:

/s/ Michael Krauser
Michael Krauser

Address: 2424 E TC Jester Boulevard, 5205

Houston, TX 77008

Email: mike@trendpromo.com

with a copy, which shall not constitute notice to the Stockholder, to:

The Greenwood Law Firm, PLLC

Attn: Sean Greenwood

1415 North Loop West, Ste. 1250

Houston, TX 77008

Email: sean@gwoodlaw.com